Exhibit 10.46

Middlesex Water Company

$19,500,000 First Mortgage Scheduled Interest Rate Bonds, Series 2021A,
due November 5, 2041

$45,500,000 First Mortgage Scheduled Interest Rate Bonds, Series 2021B,
due November 3, 2051

Bond Purchase Agreement

Dated as of November 5, 2021

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Schedule A	—	Defined Terms

Schedule 1	—	Form of Fifty-Fifth Supplemental Indenture

Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Purchaser Schedule	—	Information Relating to Purchasers

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Middlesex Water Company

485C Route 1 South

Iselin, New Jersey 08830

$19,500,000 First Mortgage Scheduled Interest Rate Bonds, Series 2021A,
due November 5, 2041

$45,500,000 First Mortgage Scheduled Interest Rate Bonds, Series 2021B,
due November 3, 2051

Dated as of November 5, 2021

To each of the Purchasers listed in

the Purchaser Schedule hereto:

Ladies and Gentlemen:

Middlesex Water Company, a corporation organized and existing under the laws of the State of New Jersey (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of Series 2021 Bonds.

The Company will authorize the issue and sale of $65,000,000 aggregate principal amount of its first mortgage bonds, consisting of (a) $19,500,000 aggregate principal amount of its 2.79% First Mortgage Scheduled Interest Rate Bonds, Series 2021A, due November 5, 2041 (the “Series 2021A Bonds”) and (b) $45,500,000 aggregate principal amount of its 2.90% First Mortgage Scheduled Interest Rate Bonds, Series 2021B, due November 3, 2051 (the “Series 2021B Bonds” and together with the Series 2021A Bonds, the “Series 2021 Bonds”). The Series 2021A Bonds and the Series 2021B Bonds shall be substantially in the forms set out in Exhibit A-1 and Exhibit A-2 to the Fifty-Fifth Supplement (as hereinafter defined), respectively. The Series 2021 Bonds will be issued under and secured by that certain Indenture of Mortgage dated April 1, 1927 (the “Original Mortgage Indenture”), from the Company, as grantor, to U.S. Bank National Association (as successor to Wachovia Bank, National Association, the successor to First Union National Bank, the successor to Meridian Bank, the successor to United Counties Trust Company, in turn the successor to Union County Trust Company), as trustee (the “Trustee”), as heretofore supplemented, including as supplemented by the Fifty-Fifth Supplemental Indenture dated as of November 1, 2021 (such Fifty-Fifth Supplemental Indenture being referred to herein as the “Fifty-Fifth Supplement”) which will be substantially in the form attached hereto as Schedule 1. The Original Indenture, as heretofore supplemented, including by the Fifty-Fifth Supplement, and as further supplemented or amended according to its terms, is hereinafter referred to as the “Mortgage Indenture.” The Series 2021 Bonds constitute bonds under the Mortgage Indenture and are secured thereunder on parity with other bonds issued and outstanding under the Mortgage Indenture. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 24.4 shall govern. Terms used herein but not defined herein shall have the meanings set forth in the Mortgage Indenture.

Section 2. Sale and Purchase of Series 2021 Bonds.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2021 Bonds in the principal amount and of the series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Closing.

The sale and purchase of the Series 2021 Bonds to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 1185 Avenue of the Americas, Suite 3000, New York, New York 10036, at 11:00 a.m., New York time, at a closing (the “Closing”) on November 5, 2021 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series 2021 Bonds to be purchased by such Purchaser in the form of a single Series 2021 Bond of each series to be purchased by such Purchaser at such Closing (or such greater number of Series 2021 Bonds of such series in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer to the account of the Company set forth in the funding instructions delivered pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Series 2021 Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Series 2021 Bonds or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Series 2021 Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2. Performance; No Default. The Company and the Trustee shall have performed and complied with all agreements and conditions contained in each Transaction Document required to be performed or complied with by such Person prior to or at the Closing. Before and after giving effect to the issue and sale of the Series 2021 Bonds (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (1) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Series 2021 Bonds and the Fifty-Fifth Supplement and (2) the Company’s organizational documents as then in effect.

(c) Certification of the Mortgage Indenture. Each Purchaser shall have received a copy of the Mortgage Indenture (including all amendments and supplements thereto), certified by the Company as of the date of the Closing, exclusive of property exhibits, recording information and the like.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Saul Ewing Arnstein & Lehr LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Series 2021 Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by such Purchaser not later than 10 days prior to the date of the Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Authentication and Sale of Other Series 2021 Bonds. The Series 2021 Bonds to be purchased by each Purchaser shall have been duly authenticated and delivered by the Trustee and contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2021 Bonds to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series of the Series 2021 Bonds.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company directing the manner of the payment of the purchase price of the Series 2021 Bonds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Series 2021 Bonds is to be deposited and (d) the name and telephone number of a Responsible Officer of the Company responsible for (1) verifying receipt of the funds and (2) the information set forth in the instructions.

Section 4.11. Mortgage Indenture Conditions. All conditions precedent set forth in the Mortgage Indenture with respect to the execution, delivery and authentication of the Series 2021 Bonds shall have been satisfied, and the Purchaser shall have received copies of all certificates and opinions required to be delivered to the Trustee under the Mortgage Indenture with respect to the issuance and authentication of the Series 2021 Bonds.

Section 4.12. Execution and Delivery and Filing and Recording of the Fifty-Fifth Supplement. The Fifty-Fifth Supplement shall have been duly executed and delivered by the Company and the Trustee, and the Company shall have filed, or delivered for recordation, the Fifty-Fifth Supplement (and financing statements in respect thereof shall have been filed, if necessary) in such manner and in such places as is required by law (and no other instruments are required to be filed) to establish, preserve, perfect and protect the direct security interest and Lien upon the mortgaged property created by the Mortgage Indenture and the Company shall have delivered to such Purchaser or its special counsel satisfactory evidence of such filings and recordings.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Mortgage Indenture and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, the only state in which the Company is required to qualify to do business. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2021 Bonds (and had the corporate power and authority to execute and deliver the Mortgage Indenture, including the Fifty-Fifth Supplement, at the time of execution and delivery thereof) and to perform the provisions of the Transaction Documents.

Section 5.2. Authorization, Etc. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents, and the Transaction Documents (other than the Series 2021 Bonds) constitute, and when the 2021 Bonds are executed, issued and delivered by the Company and authenticated by the Trustee and paid for by the Purchasers, each Series 2021 Bond will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Transaction Documents, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to August 5, 2021 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (the Transaction Documents and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2020, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (1) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (2) the Company’s Affiliates, other than Subsidiaries, and (3) the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement or the Mortgage Indenture.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of the Transaction Documents (including the prior execution and delivery of the Mortgage Indenture and the Fifty-Fifth Supplement) will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien of the Mortgage Indenture) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. Except for the filing of the Fifty-Fifth Supplement in the appropriate filing office in Middlesex County, New Jersey and Union County, New Jersey (which filings will be made at Closing), no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Fifty-Fifth Supplement or the Series 2021 Bonds.

Section 5.8. Litigation; Observance of Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (1) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (2) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2016.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement or the Mortgage Indenture, except for those defects in title that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with Employee Benefit Plans.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA (except for ongoing funding purposes) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.

(c) The Company and its ERISA Affiliates do not contribute to, and have never contributed to, a Multiemployer Plan.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Series 2021 Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Series 2021 Bonds to be purchased by such Purchaser.

(f) The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2021 Bonds or any similar Securities for sale to, or solicited any offer to buy the Series 2021 Bonds or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Series 2021 Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2021 Bonds to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the (a) Series 2021A Bonds hereunder for capital projects and (b) Series 2021B Bonds hereunder to redeem and defease the Company’s outstanding 2012B Bonds and 2012C Bonds issued by the New Jersey Economic Development Authority. No part of the proceeds from the sale of the Series 2021 Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of October 31, 2021 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $1,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity (1) is a Blocked Person, (2) has been notified that its name appears or may in the future appear on a State Sanctions List or (3) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (1) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (2) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Series 2021 Bonds hereunder:

(1) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (ii) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (iii) otherwise in violation of any U.S. Economic Sanctions Laws;

(2) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(3) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Lien of the Mortgage Indenture. The provisions of the Mortgage Indenture (including the Fifty-Fifth Supplement) are effective to create in favor of the Trustee, for the equal and ratable benefit of the holders of the Series 2021 Bonds and the holders of the other bonds issued and outstanding under the Mortgage Indenture, a legal, valid and enforceable Lien on, and security interest in and to, all right, title and interest of the Company in the mortgaged property. The Mortgage Indenture (including the Fifty-Fifth Supplement) has been duly recorded or filed in each place in which such recording or filing is required to protect and preserve the Lien of the Mortgage Indenture (including the Fifty-Fifth Supplement) as a valid, perfected and continuing first priority Lien (subject to Permissible Encumbrances) on, and security interest in and to, all right, title and interest of the Company in the mortgaged property and all taxes and recording or filing fees required to be paid in connection with the execution, recording or filing of the Mortgage Indenture (including the Fifty-Fifth Supplement) have been duly paid.

Section 5.20. Series 2021 Bonds Pari Passu. The Company’s obligations under the Series 2021 Bonds rank pari passu in right of payment, without preference or priority, with the other bonds issued and outstanding under the Mortgage Indenture.

Section 5.21. No Mortgage Indenture Default. No “event of default” under the Mortgage Indenture exists or will exist immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the applications of the proceeds from the issue and sale of the Series 2021 Bonds.

Section 6. Representations of the Purchasers.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that (a) it is purchasing the Series 2021 Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control, and (b) it is (1) a Qualified Institutional Buyer or (2) an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act. Each Purchaser understands that the Series 2021 Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2021 Bonds.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2021 Bonds to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (1) the identity of such QPAM and (2) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Company.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of a Series 2021 Bond that is an Institutional Investor, which delivery may be made in accordance with Section 7.4:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

(1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing or otherwise reasonably acceptable to the Required Holders, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (1) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (1) to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or (2) to its public Securities holders generally, and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or “event of default” under and as defined in the Mortgage Indenture, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of this Agreement;

(2) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(3) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(4) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f) Supplemental Indentures – promptly, and in any event within 10 days after the execution and delivery thereof, a copy of any supplemental indenture to the Mortgage Indenture that the Company from time to time may hereafter execute and deliver which amends the Indenture in any material respect, provided that the Company shall not be required to deliver a copy of any supplemental indenture that is executed and delivered solely to (1) evidence a new series of bonds or (2) subject additional property to the Lien of the Mortgage Indenture; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder, under the Series 2021 Bonds or under any other Transaction Document as from time to time may be reasonably requested by any such holder of a Series 2021 Bond.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of a Series 2021 Bond pursuant to Section 7.1(a) or Section 7.1(b), shall be accompanied by a certificate of a Senior Financial Officer the delivery of which may be made in accordance with Section 7.4:

(a) Covenant Compliance — if the Mortgage Indenture included one or more financial covenants during the quarterly or annual period covered by the financial statements then being furnished, setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with each such financial covenant during such quarterly or annual period (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such financial covenant, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with any such financial covenant or this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and of the Mortgage Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or an “event of default” under and as defined in the Mortgage Indenture or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of a Series 2021 Bond that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon not less than five Business Days’ prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c), (d), (e) and (f) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), (d), (e) or (f) are delivered to each holder of a Series 2021 Bond by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.middlesexwater.com as of the date of this Agreement;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), (d), (e) or (f) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Series 2021 Bonds has free access; or

(d) the Company shall have timely filed any of the items referred to in Section 7.1(c), (d), (e) or (f) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Series 2021 Bonds has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Series 2021 Bond concurrent written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery.

Section 8. Payment and Prepayment of the Series 2021 Bonds.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Series 2021 Bond shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series 2021 Bonds, in an amount not less than 10% of the aggregate principal amount of the Series 2021 Bonds then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Series 2021 Bonds written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series 2021 Bonds to be prepaid on such date, the principal amount of each Series 2021 Bond held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Series 2021 Bonds a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Required Prepayments upon Certain Events. If (a) all or substantially all of the mortgaged property shall have been damaged or destroyed to such extent that the Series 2021 Bonds shall be required to be redeemed pursuant to subsection B of Section 4 of Article VIII of the Second Supplement, or (b) title to, or the use of, all or substantially all of the mortgaged property shall have been taken under the exercise of the power of eminent domain, or shall be purchased, by, any governmental body or by any person, firm or corporation acting under governmental authority and the same shall require the Series 2021 Bonds to be redeemed pursuant to subsection B of Section 4 of Article VIII of the Second Supplement, then the Company shall, by notice as provided below, prepay all of the Series 2021 Bonds then outstanding at 100% of the principal amount thereof, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Series 2021 Bonds written notice of any required prepayment under this Section 8.3 within 90 days following the event resulting in such prepayment. Such notice shall specify the date of prepayment (which shall be a Business Day not less than 50 days nor more than 90 days after the date of such notice), the aggregate principal amount of the Series 2021 Bonds to be prepaid on such date, the principal amount of each Series 2021 Bond held by such holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Series 2021 Bonds a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Series 2021 Bonds pursuant to Section 8.2, the principal amount of the Series 2021 Bonds to be prepaid shall be allocated among all of the Series 2021 Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment of Series 2021 Bonds pursuant to this Section 8, the principal amount of each Series 2021 Bond to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Series 2021 Bond paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Series 2021 Bond shall be issued in lieu of any prepaid principal amount of any Series 2021 Bond.

Section 8.6. Purchase of Series 2021 Bonds. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Series 2021 Bonds except (a) upon the payment or prepayment of the Series 2021 Bonds in accordance with this Agreement and the Series 2021 Bonds or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Series 2021 Bonds at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 25% of the principal amount of the Series 2021 Bonds then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Series 2021 Bonds of such offer shall be extended by the number of days necessary to give each such remaining holder at least 15 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Series 2021 Bonds acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Series 2021 Bonds pursuant to this Agreement and no Series 2021 Bonds may be issued in substitution or exchange for any such Series 2021 Bonds.

Section 8.7. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Series 2021 Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2021 Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series 2021 Bond, the principal of such Series 2021 Bond that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Series 2021 Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2021 Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Series 2021 Bond, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (1) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (i) closest to and greater than such Remaining Average Life and (ii) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2021 Bond.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Series 2021 Bond, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (A) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (B) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2021 Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2021 Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Series 2021 Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 8.3 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Series 2021 Bond, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8. Payments Due on Non-Business Days. Anything in this Agreement or the Series 2021 Bonds to the contrary notwithstanding, (a) except as set forth in clause (b), any payment of interest on any Series 2021 Bond that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Series 2021 Bond (including principal due on the Maturity Date of such Series 2021 Bond) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9. Affirmative Covenants.

The Company covenants that so long as any of the Series 2021 Bonds are outstanding:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance.

(a) The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(b) In addition to the foregoing, until payment in full of the Series 2021 Bonds, the Company will at a minimum, maintain general comprehensive liability insurance against claims for bodily injury, death or property damage occurring on, in or about the mortgaged property (such coverage to include provisions waiving subrogation) in amounts not less than $1,000,000 with respect to bodily injury to any one person, $3,000,000 with respect to bodily injury to two or more persons in any one accident and, $1,000,000 with respect to property damage resulting from any one occurrence.

(c) In addition to the provisions of Section 9.2(a) and Section 9.2(b), the Company shall also comply with all insurance requirements set forth in the Mortgage Indenture.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or is permitted under the Mortgage Indenture.

Section 9.4. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. The Company will at all times preserve and keep its corporate existence in full force and effect. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7. Compliance with Other Covenant and Conditions. The Company will comply with all covenants, terms and conditions contained in the Mortgage Indenture (including each supplemental indenture).

Section 9.8. Series 2021 Bond to Rank Pari Passu. The Company will cause all Series 2021 Bonds and all other obligations of the Company under this Agreement to at all times rank in right of payment pari passu will all other Indebtedness and obligations of the Company secured by the Mortgage Indenture.

Section 9.9. Rating Requirement. The Company will at all times maintain a credit rating from an NRSRO on at least one series of its first mortgage bonds issued and outstanding under the Mortgage Indenture, which series of first mortgage bonds shall be secured equally and ratably with the Series 2021 Bonds but not have the benefit of any credit enhancement (herein, the “Rated Bonds”). If at any time the Company does not have any Rated Bonds outstanding, then the Company shall get within six months from the date that it does not have any Rated Bonds outstanding a credit rating of the Series 2021 Bonds from an NRSRO and shall at all times maintain a credit rating on the Series 2021 Bonds for so long as any Series 2021 Bonds are outstanding.

Section 10. Negative Covenants.

The Company covenants that so long as any of the Series 2021 Bonds are outstanding:

Section 10.1. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be (1) a solvent corporation or limited liability company with a net worth immediately following such transaction or each transaction in a series of transactions equal to or greater than the net worth of the Company immediately preceding such transaction or each transaction in such series of transactions, (2) organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, (3) if the Company is not such corporation or limited liability company, such corporation or limited liability company shall have (i) executed and delivered to each holder of any Series 2021 Bonds its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Series 2021 Bonds and each other Transaction Document and (ii) caused to be delivered to each holder of any Series 2021 Bonds an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under this Agreement, the Series 2021 Bonds or any other Transaction Document.

Anything in this Agreement to the contrary notwithstanding, except to the extent prohibited by Section 9.5 or the Mortgage Indenture, the Company may create and/or dissolve or otherwise terminate the existence of Subsidiaries and Affiliates without notice to or consent of any holder of a Series 2021 Bond.

Section 10.3. Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.4. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Series 2021 Bonds) with any Person if such investment, dealing or transaction (1) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (2) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Series 2021 Bond when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Series 2021 Bond for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Series 2021 Bond (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) the occurrence of an “event of default” under the Mortgage Indenture other than an event of default resulting from a default in the payment of any installment of the principal or interest on the Series 2021 Bonds on the date when due, and the acceleration of the Series 2021 Bonds as a result of such “event of default”;

(g) (1) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (2) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(h) the Company or any Significant Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated, or (6) takes corporate action for the purpose of any of the foregoing; or

(i) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(j) one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC (unless a Plan is fully funded on a termination basis) or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (4) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (5) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA (other than ongoing funding obligations) or the penalty or excise tax provisions of the Code relating to employee benefit plans, (6) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (7) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (8) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (9) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (1) through (9) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) any Transaction Document shall cease to be in full force and effect, the Company or any Person acting on behalf of the Company shall contest in any manner the validity, binding nature or enforceability of any Transaction Document, or the obligations of the Company under any Transaction Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the Company.

Section 12. Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(h) or (i) (other than an Event of Default described in clause (1) of Section 11(h) or described in clause (6) of Section 11(h) by virtue of the fact that such clause encompasses clause (1) of Section 11(h)) has occurred, all the Series 2021 Bonds then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Series 2021 Bonds then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Series 2021 Bonds at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Series 2021 Bonds held by it or them to be immediately due and payable.

Upon any Series 2021 Bonds becoming due and payable under this Section 12.1, whether automatically or by declaration, such Series 2021 Bonds will forthwith mature and the entire unpaid principal amount of such Series 2021 Bonds, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the applicable Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Series 2021 Bond has the right to maintain its investment in the Series 2021 Bonds free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Series 2021 Bonds are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Series 2021 Bonds have become or have been declared immediately due and payable under Section 12.1, the holder of any Series 2021 Bond at the time outstanding may proceed to protect and enforce the rights of such holder hereunder or under any other Transaction Document by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Series 2021 Bond or in any other Transaction Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise; provided that the exercise of rights and remedies in respect of the mortgaged property shall be made only in accordance with the terms of the Mortgage Indenture.

Section 12.3. Rescission. At any time after any Series 2021 Bonds have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Series 2021 Bonds, all principal of and Make-Whole Amount, if any, on any Series 2021 Bonds that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Series 2021 Bonds, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Series 2021 Bonds. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Series 2021 Bond in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Series 2021 Bond or any other Transaction Document upon the holder of any Series 2021 Bond shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Series 2021 Bond on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Transfer and Exchange; Replacement of Series 2021 Bonds.

The Company shall cause the Trustee to keep a register for the registration and registration of transfers of Series 2021 Bonds in accordance with the Fifty-Fifth Supplement. Registration of transfer or exchange of any Series 2021 Bond and replacement of any Series 2021 Bond that has been lost, stolen, destroyed or mutilated shall be done in accordance with the Mortgage Indenture.

Section 14. Payments on Series 2021 Bonds.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Series 2021 Bonds shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Series 2021 Bond, change the place of payment of the Series 2021 Bonds so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Series 2021 Bond, and notwithstanding anything contained in Section 14.1 or in such Series 2021 Bond to the contrary, the Company will pay all sums becoming due on such Series 2021 Bond for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Series 2021 Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Series 2021 Bond, such Purchaser shall surrender such Series 2021 Bond for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Series 2021 Bond held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Series 2021 Bond to the Company in exchange for a new Series 2021 Bond or Series 2021 Bonds of the same series pursuant to Section 13. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Series 2021 Bond purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Series 2021 Bond as the Purchasers have made in this Section 14.2.

Section 14.3. FATCA Information. By acceptance of any Series 2021 Bond, the holder of such Series 2021 Bond agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Series 2021 Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Series 2021 Bonds or any other Transaction Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Series 2021 Bonds or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Series 2021 Bonds or any other Transaction Document, or by reason of being a holder of any Series 2021 Bond, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Series 2021 Bonds and by the other Transaction Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Series 2021 Bond harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Series 2021 Bonds), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Series 2021 Bond to such holder or otherwise charges to a holder of a Series 2021 Bond with respect to a payment under such Series 2021 Bond and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Series 2021 Bonds by the Company; provided that the Company shall have no obligation under this clause (iii) to any Purchaser or any holder to the extent the relevant judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense or obligation is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Purchaser or such holder.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Transaction Document or the execution and delivery (but not the transfer) or the enforcement of any of the Series 2021 Bonds in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, any of the Series 2021 Bonds or any other Transaction Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Series 2021 Bond to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Series 2021 Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Series 2021 Bonds or any other Transaction Document, and the termination of this Agreement or the Mortgage Indenture.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Series 2021 Bonds and the Fifty-Fifth Supplement, the purchase or transfer by any Purchaser of any Series 2021 Bond or portion thereof or interest therein and the payment of any Series 2021 Bond, and may be relied upon by any subsequent holder of a Series 2021 Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Series 2021 Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Series 2021 Bonds and the other Transaction Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements. This Agreement and the Series 2021 Bonds may be amended, and the observance of any term hereof or of the Series 2021 Bonds may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Series 2021 Bond at the time outstanding, (1) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (i) interest on the Series 2021 Bonds or (ii) the Make-Whole Amount, (2) change the percentage of the principal amount of the Series 2021 Bonds the holders of which are required to consent to any amendment or waiver, or (3) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Series 2021 Bonds.

(a) Solicitation. The Company will provide each holder of a Series 2021 Bond with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Series 2021 Bonds or of any other Transaction Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Transaction Document to each holder of a Series 2021 Bond promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Series 2021 Bonds.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Series 2021 Bond as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or any Series 2021 Bond unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Series 2021 Bond even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Series 2021 Bond that has transferred or has agreed to transfer its Series 2021 Bond to (1) the Company, (2) any Subsidiary or any other Affiliate or (3) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Series 2021 Bonds that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Series 2021 Bonds and is binding upon them and upon each future holder of any Series 2021 Bond and upon the Company without regard to whether such Series 2021 Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Series 2021 Bond and no delay in exercising any rights hereunder or under any Series 2021 Bond shall operate as a waiver of any rights of any holder of such Series 2021 Bond.

Section 17.4. Series 2021 Bonds Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Series 2021 Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Series 2021 Bonds, or have directed the taking of any action provided herein or in the Series 2021 Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Series 2021 Bonds then outstanding, Series 2021 Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(2) if to any other holder of any Series 2021 Bond, to such holder at such address as such other holder shall have specified to the Company in writing, or

(3) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Jay Kooper, Secretary, or at such other address as the Company shall have specified to the holder of each Series 2021 Bond in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

This Agreement and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Series 2021 Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Series 2021 Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Series 2021 Bonds), (2) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (3) any other holder of any Series 2021 Bond, (4) any Institutional Investor to which it sells or offers to sell such Series 2021 Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (5) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Series 2021 Bonds, this Agreement or any other Transaction Document. Each holder of a Series 2021 Bond, by its acceptance of a Series 2021 Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Series 2021 Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Series 2021 Bond is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Series 2021 Bonds that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Series 2021 Bonds then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Series 2021 Bonds under this Agreement.

Section 22. Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Series 2021 Bond) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Series 2021 Bonds without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Series 2021 Bonds, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement, and all other documents delivered hereunder (other than the Series 2021 Bonds). Delivery of an electronic signature to, or a signed copy of, this Agreement and all other documents delivered hereunder (other than the Series 2021 Bonds) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any document delivered hereunder, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Series 2021 Bonds. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of Series 2021 Bonds in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Series 2021 Bond to serve process in any manner permitted by law, or limit any right that the holders of any of the Series 2021 Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Series 2021 Bonds or any other document executed in connection herewith or therewith.

Section 22.8. Transaction References. The Company agrees that each of NYL Investors LLC, the Purchasers and their respective Affiliates may (a) refer to the identity of the Company and the Series 2021 Bonds on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Middlesex Water Company

By	/s/ A. Bruce O’Connor
Name:	A. Bruce O’Connor
Title:	Senior Vice President, Treasurer and Chief Financial Officer

[Signature Page to Bond Purchase Agreement]

This Agreement is hereby

accepted and agreed to as

of the date hereof.

New York Life Insurance Company

By	/s/ Christopher H. Carey
Name:	Christopher H. Carey
Title:	Vice President

New York Life Insurance and Annuity Corporation

By: NYL Investors LLC, its Investment Manager

By	/s/ Christopher H. Carey
Name:	Christopher H. Carey
Title:	Vice President

[Signature Page to Bond Purchase Agreement]

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Bond Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

Schedule A
(to Bond Purchase Agreement)

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Series 2021 Bond, the rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of such Series 2021 Bond or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fifty-Fifth Supplement” is defined in Section 1.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a) the government of

(1) the United States of America or any state or other political subdivision thereof, or

(2) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (1) for the purchase or payment of such indebtedness or obligation, or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Series 2021 Bond, the Person in whose name such Series 2021 Bond is registered in the register maintained by the Trustee pursuant to the Fifty-Fifth Supplement.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (1) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (2) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Series 2021 Bond, (b) any holder of a Series 2021 Bond holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Series 2021 Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Series 2021 Bond.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Series 2021 Bonds and the other Transaction Documents or (c) the validity or enforceability of this Agreement, the Series 2021 Bonds or any other Transaction Document.

“Maturity Date” is defined in the first paragraph of each Series 2021 Bond.

“Mortgage Indenture” is defined in Section 1.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“NRSRO” means any Nationally Recognized Statistical Rating Organization so designated by the SEC whose status has been confirmed by the SVO.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Original Mortgage Indenture” is defined in Section 1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with section 4 of the Fifty-Fifth Supplement), provided, however, that any Purchaser of a Series 2021 Bond that ceases to be the registered holder or a beneficial owner (through a nominee) of such Series 2021 Bond as the result of a transfer thereof pursuant to section 4 of the Fifty-Fifth Supplement shall cease to be included within the meaning of “Purchaser” of such Series 2021 Bond for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Series 2021 Bonds and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Related Fund” means, with respect to any holder of any Series 2021 Bond, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of more than 50% in principal amount of the Series 2021 Bonds at the time outstanding (exclusive of Series 2021 Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Supplement” means Second Supplemental Indenture dated October 1, 1939 between the Company and the Trustee.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series 2021 Bonds” is defined in Section 1.

“Series 2021A Bonds” is defined in Section 1.

“Series 2021B Bonds” is defined in Section 1.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Transaction Documents” means this Agreement, the Mortgage (including the Fifty-Fifth Supplement) and the Series 2021 Bonds.

“Trustee” is defined on Section 1.

“United States” or “U.S.” means the United States of America.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Form of Fifty-Fifth Supplemental Indenture

[See Attached]

Schedule 1
(to Bond Purchase Agreement)

Form of Opinion of Special Counsel
For The Company

We have acted as special counsel to Middlesex Water Company, a New Jersey corporation (the “Borrower”), in connection with the Bond Purchase Agreement dated as of November 5, 2021 (the “Agreement”) by and between the Borrower and the Purchasers named therein and the authorization, issuance, sale, execution and delivery by the Borrower of $65,000,000 in aggregate principal amount of its first mortgage bonds consisting of (a) $19,500,000 First Mortgage Scheduled Interest Rate Bonds, Series 2021A (the “Series 2021A Bonds”) and (b) $45,500,000 First Mortgage Scheduled Interest Rate Bonds, Series 2021B (the “2021B Bonds” and together with the Series 2021A Bonds, the “Series 2021 Bonds”) to the Purchasers. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In so acting, we have examined the Constitution and laws of the State of New Jersey, including, without limitation, the “New Jersey Business Corporation Act”, P.L. 1968, c. 263, as amended (N.J.S.A. 14A:1-1 et seq.), the certificate of incorporation and by-laws of the Borrower, and the various resolutions of the Borrower identified herein. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

the 2021 Bonds;

the Agreement;

the Mortgage Indenture; and

the Orders of the New Jersey Board of Public Utilities dated (a) May 5, 2020, Docket No. WF20020188 and (b) June 9, 2021, Docket No. WF21020622, and

the Resolution (as defined herein).

We also have examined and relied as to factual matters upon originals, or copies certified or otherwise authenticated to our satisfaction, of such other records, documents, certificates and other instruments, and have made such investigation of law as in our judgment we have deemed necessary or appropriate, to enable us to render the opinions expressed below.

We are of the opinion that:

1. The Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and authority to conduct its business as currently conducted and currently proposed to be conducted, to execute and deliver the Agreement, the Fifty-Fifth Supplement and the 2021 Bonds being issued on the date hereof and to perform the provisions thereof.

2. On February 19, 2020 and February 11, 2021, the Borrower adopted resolutions (collectively, the “Resolution”): (i) authorizing the execution and delivery by the Borrower of the Agreement and the Fifty-Fifth Supplement and the issuance, sale, execution, and delivery by the Borrower of the 2021 Bonds to the Purchasers, (ii) authorizing the Borrower to consummate the transactions contemplated by the Agreement, the Fifty-Fifth Supplement and the 2021 Bonds, and (iii) authorizing the execution and delivery of all other certificates, agreements, documents and instruments in connection with the execution and delivery of the 2021 Bonds. The Resolution was duly and lawfully adopted and authorized in accordance with applicable law, including, without limitation, the New Jersey Business Corporation Act, and the By-laws of the Borrower, and the Resolution constitutes all of the actions necessary to be taken by the Borrower to authorize its actions contemplated by clauses (i) through (iii) above.

Schedule 4.4(a)
(to Bond Purchase Agreement)

3. The Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms.

4. The Fifty-Fifth Supplement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms.

5. The 2021 Bonds being issued on the date hereof have been duly authorized, executed and delivered by the Borrower and, when authenticated by the Trustee, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

6. The Mortgage Indenture constitutes the legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms.

7. All approvals, consents or authorizations of, or registrations of or filings with, any Governmental Authority required to date on the part of the Borrower in connection with the authorization, execution, delivery and performance of the Agreement and the Fifty-Fifth Supplement, the authorization, issuance, sale, execution, delivery and performance of the 2021 Bonds or the performance of the Mortgage Indenture have been obtained or made.

8. The Fifty-Fifth Supplement is in appropriate form for recording in the recording offices listed on Schedule A attached hereto. The Mortgage Indenture (excluding the Fifty-Fifth Supplement) creates, and when the Fifty-Fifth Supplement is filed in the recording offices listed on Schedule A, it will create, a valid and perfected lien on or security interest in all right, title and interest of the Borrower in (a) the real property described in the Fifty-Fifth Supplement, and (b) to the extent that a security interest in such personal property and fixtures may be created under the Uniform Commercial Code in effect in the State of New Jersey, the personal property and fixtures described in the Fifty-Fifth Supplement.

9. It is not necessary in connection with the offering, sale and delivery of the 2021 Bonds being delivered on the date hereof, under the circumstances contemplated by the Agreement, to register such 2021 Bonds under the Securities Act or to qualify an indenture in respect of such 2021 Bonds under the Trust Indenture Act of 1939.

10. The Borrower is not an “investment company” or, to our knowledge, a Person directly or indirectly controlled by or acting on behalf of an “investment company” within the meaning of the Investment Company Act of 1940.

4.4(a)-2

11. None of the transactions contemplated by the Agreement (including the use of the proceeds from the sale of the 2021 Bonds being delivered on the date hereof) will violate or result in a violation of Regulation T, U or X of the Board of Governors of the United States Federal Reserve System, 12 CFR, Part 220, Part 221 and Part 224, respectively.

12. The authorization, execution and delivery by the Borrower of the Agreement and the Fifty-Fifth Supplement, the authorization, issuance, sale, execution, and delivery of the 2021 Bonds by the Borrower to the Purchasers and the observation and performance by the Borrower of its duties, covenants, obligations and agreements under the foregoing documents and under the Mortgage Indenture, including, without limitation, the repayment of the 2021 Bonds and the consummation of the transactions contemplated in the foregoing documents, do not and will not (i), result in the creation or imposition of any lien, charge or encumbrance, other than the lien created under the Mortgage Indenture, upon any properties or assets of the Borrower or any Subsidiary, (ii) result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any outstanding debt or lease obligation, trust agreement, indenture, mortgage, deed of trust, loan agreement or other instrument described on Schedule 5.15 to the Agreement, or (iii) result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Borrower, the Resolution, or any laws, injunctions, judgments, decrees, rules, regulations or existing orders of any Governmental Authority known to us to which the Borrower or its properties or operations is subject.

This opinion is limited by, subject to and based on the following:

(i)	Each document submitted to us for review is accurate and complete; each such document submitted to us as an original is authentic; each such document submitted to us as a copy conforms to the original document.

(ii)	Parties who are natural persons, and natural persons acting on a party’s behalf, have the requisite legal capacity.

(iii)	Each of the parties to the documents signed by the Borrower (the “Borrower Documents”) other than the Borrower (“Other Parties”) has satisfied all legal requirements necessary to make the Borrower Documents to which it is a party enforceable against it. Without limiting the generality of the foregoing, we have assumed that each Other Party: (a) has legal existence; (b) has taken all corporate or other action necessary to complete the transactions contemplated by the Borrower Documents; (c) has duly authorized, executed and delivered each Borrower Document to which it is a party; (d) has the power to enter into the Borrower Documents to which it is a party; (e) has satisfied the legal requirements that are applicable to it, to the extent necessary to make the Borrower Documents to which it is a party enforceable against it, and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Borrower Documents against the Borrower.

4.4(a)-3

(iv)	The Other Parties will (a) act in good faith in the exercise of any rights or enforcement of any remedies under the Borrower Documents; and (b) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Borrower Documents.

(v)	The Borrower Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder.

(vi)	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, modify, amend or qualify the terms of the Borrower Documents.

(vii)	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(viii)	We express no opinion with respect to any of the following: (a) title to any real property, personal property or fixtures; (b) the creation, perfection, or priority of any liens, encumbrances or security interests in real property, personal property or fixtures; or (c) the accuracy or sufficiency of the descriptions of any real property, personal property or fixtures.

(ix)	The Other Parties and any agent acting for the Other Parties have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of the Borrower Documents.

We have no actual knowledge that the foregoing assumptions are false. We have no actual knowledge of facts that, under the circumstances, would make our reliance upon the foregoing assumptions unreasonable.

(a) This opinion is limited in all respects to the laws of the State of New Jersey and applicable federal law.

(b) Except as expressly set forth herein, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the Borrower Documents or otherwise, and we have assumed that neither the Borrower Documents, nor any other information furnished to us contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading.

(c) In rendering this opinion we have assumed that funds will be advanced to the Borrower pursuant to the terms of the Borrower Documents.

4.4(a)-4

(d) The qualification of any opinion or statement herein by the use of the words “to our knowledge” or “known to us” means that during the course of our representation as described in this opinion letter, no information has come to the attention of the attorneys in this firm involved in the transactions described herein which would give such attorneys current actual knowledge of the existence of the facts so qualified. Except as set forth herein, we have not undertaken any investigation to determine the existence of such facts, but have relied on representations and warranties in the Borrower Documents and on information provided to us by the Borrower in connection with our preparation of this opinion letter, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

(e) We express no opinion as to the enforceability of any provisions of the Borrower Documents providing for (i) the waiver of a trial by jury, waiver of venue or forum selection, or waiver of damage claims; (ii) a right of setoff against or a waiver or release by the Borrower; (iii) the indemnification or exculpation of any person (A) in violation of public policy, (B) to the extent precluded by federal or state securities laws, or (C) purporting to indemnify or exculpate such person from the consequences of its own negligence, willful misconduct or strict liability; (iv) any party’s consent to jurisdiction; (v) self-help remedies; (vi) confession of judgment provisions; (vii) waivers and releases of the benefit of procedural or substantive rights or defenses; (viii) waivers and releases of errors, defects and imperfections in proceedings; (ix) waivers and releases of obligations of good faith, fair dealing, diligence, and reasonableness; (x) provisions that entitle any party, as a matter of right, to the appointment of a receiver after the occurrence of a default; (xi) provisions imposing increased interest rates or late payment charges upon delinquency in payment or the occurrence of a default; (xii) provisions requiring that all waivers under and/or modifications of the Borrower Documents be in writing; or (xiii) provisions for the concurrent or cumulative exercise of remedies which would have the effect of compensating the Other Parties for an amount in excess of their actual loss.

(f) We also bring to your attention that the enforceability of the Borrower Documents may be limited to the extent that remedies are sought for a breach that a court concludes is immaterial or does not adversely affect the party seeking to enforce its rights thereunder. The enforceability of the Borrower Documents may also be limited by unconscionable or inequitable conduct on the part of the Other Parties, defenses arising from the Other Parties’ failure to act in accordance with the terms and conditions of the Borrower Documents, defenses arising as a consequence of the passage of time, or defenses arising as a result of the Other Parties’ failure to act reasonably or in good faith.

(g) We have made no examination of and express no opinion with respect to (i) title to or rights in or descriptions of the properties contemplated as security by the Borrower Documents; (ii)  the filing or recording of the Borrower Documents or any financing statements or other instruments relating thereto; (iii) except as expressly set forth herein, the creation perfection, or enforcement of any liens or security interest in any collateral; or (iv) the priority of any liens or security interest in any collateral.

(h) We express no opinion with respect to (a) permits, consents, authorizations or approvals relating to the construction, development, use or occupancy of the Property; (b) compliance of the Borrower with any law, order, rule or regulation relating to the construction, development, use or occupancy of the Property; or (c) compliance of the Property with applicable laws, including, without limitation, laws relating to subdivision, zoning, building, or environmental matters. We have assumed that the Property constitutes a separately subdivided parcel.

(i) Except as expressly set forth herein, we express no opinion with respect to compliance with, or the applicability of, any state or federal securities laws, rules or regulations to the transactions contemplated by the Borrower Documents.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion letter is limited to the matters expressly stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein. This opinion may be relied upon by each of the Purchasers and any subsequent holder of the 2021 Bonds. This opinion may be provided to any Governmental Authority, including, without limitation, the National Association of Insurance Commissioners.

4.4(a)-5

Form of Opinion of Special Counsel
For The Purchasers

The closing opinion of Schiff Hardin LLP, special counsel to the Purchasers, called for by Section 4.4(b) of the Agreement, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

1. The Company is a corporation in good standing under the laws of the State of New Jersey.

2. The Agreement constitutes the legal, valid and binding contract of the Company, enforceable against the Company in accordance with its terms.

3. The issuance, sale and delivery of the Series 2021 Bonds being delivered on the date of the Closing under the circumstances contemplated by the Agreement do not, under existing law, require the registration of such Series 2021 Bonds under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939.

The opinion of Schiff Hardin LLP shall also state that the opinion of Saul Ewing Arnstein & Lehr LLP, counsel for the Company, is satisfactory in scope and form to Schiff Hardin LLP and that, in their opinion, the Purchasers are justified in relying thereon.

In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely solely upon an examination of the good standing of the Company from the Secretary of State of the State of New Jersey. The opinion of Schiff Hardin LLP is limited to the laws of the State of New York and the federal laws of the United States.

With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Series 2021 Bonds.

Schedule 4.4(b)
(to Bond Purchase Agreement)

Disclosure Materials

Documents Delivered Prior to August 5, 2021

New Jersey Board of Public Utilities, I/M/O application of Middlesex Water Company for Authority to Issue and Sell up to $100.0 million of Principal Amount Debt Securities, Docket No. WF20020188, Order (Issued May 5, 2020).

New Jersey Board of Public Utilities, I/M/O application of Middlesex Water Company for Authority to Issue up to $45.5 million of First Mortgage Bonds and to Redeem Certain Outstanding First Mortgage Bonds, Docket No. WF21020622, Order (Issued June 9, 2021).

Middlesex Water Company List of Top 10 Largest Commercial and Industrial Customers (by 2020 Revenues).

Schedule 5.3
(to Bond Purchase Agreement)

Subsidiaries of the Company and
Ownership of Subsidiary Stock

(i) Subsidiaries:

Name	Jurisdiction	% of Shares

Tidewater Utilities, Inc.	Delaware	100

Tidewater Environmental Systems, Inc.	Delaware	100

White Marsh Environmental Systems, Inc.	Delaware	100

Pinelands Water Company	New Jersey	100

Pinelands Wastewater Company	New Jersey	100

Utility Service Affiliates, Inc.	New Jersey	100

Utility Service Affiliates (Perth Amboy), Inc.	New Jersey	100

Twin Lakes Utilities, Inc.	Pennsylvania	100

Southern Shores Water Company, LLC[1]	Maryland/Delaware	100

[1]	Tidewater Utilities, Inc. is the direct owner of this entity.

Schedule 5.4
(to Bond Purchase Agreement)

(ii) Affiliates:

N/A/ (See Section (i) for Subsidiaries).

(iii) Company’s Directors and Senior Officers:

Directors

Dennis W. Doll (Chairman)

Joshua Bershad, M.D.

James F. Cosgrove, Jr.

Kim C. Hanemann

Steven M. Klein

Amy B. Mansue

Vaughn L. McKoy

Ann L. Noble

Walter G. Reinhard

Senior Officers

Dennis W. Doll (President and Chief Executive Officer)

A. Bruce O’Connor (Senior Vice President, Treasurer and Chief Financial Officer)

Jay L. Kooper (Vice President, General Counsel and Secretary)

G. Christian Andreasen, Jr. (Vice President, Enterprise Engineering)

Robert K. Fullagar (Vice President, Operations)

Lorrie B. Ginegaw (Vice President, Human Resources)

Bernadette M. Sohler (Vice President, Corporate Affairs)

Georgia M. Simpson (Vice President, Information Technology)

5.4-2

Financial Statements

Middlesex Water Company

Form 10-K – For the Fiscal Year Ended December 31, 2018

Form 10-K – For the Fiscal Year Ended December 31, 2019

Form 10-K – For the Fiscal Year Ended December 31, 2020

Form 10-Q – For the Quarterly Period Ended March 31, 2021

Form 10-Q – For the Quarterly Period Ended June 30, 2021

Form 10-Q – For the Quarterly Period Ended September 30, 2021

Schedule 5.5
(to Bond Purchase Agreement)

Existing Indebtedness

# SCHEDULE 5.15

| Item | Obligor | Creditor | CUSIP | Description of Indebtedness | Interest Rate | Collateral | Final Maturity | Outstanding Principal Amount |
|---|---|---|---|---|---|---|---|---|
| 1 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series EE | 0.00% | (5) FMB | 08/01/23 | $ 620,053 |
| 2 | (1) MWC | (2) NJIB | (3) N/A | 3.00% to 5.50%, Series FF | (4) Various | (5) FMB | 08/01/24 | $ 1,275,000 |
| 3 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series GG | 0.00% | (5) FMB | 08/01/26 | $ 450,528 |
| 4 | (1) MWC | (2) NJIB | (3) N/A | 4.00% to 5.00%, Series HH | (4) Various | (5) FMB | 08/01/26 | $ 530,000 |
| 5 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series II | 0.00% | (5) FMB | 08/01/27 | $ 249,256 |
| 6 | (1) MWC | (2) NJIB | (3) N/A | 3.40% to 5.00%, Series JJ | (4) Various | (5) FMB | 08/01/27 | $ 411,000 |
| 7 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series KK | 0.00% | (5) FMB | 08/01/28 | $ 630,786 |
| 8 | (1) MWC | (2) NJIB | (3) N/A | 5.00% to 5.50%, Series LL | (4) Various | (5) FMB | 08/01/28 | $ 760,000 |
| 9 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series MM | 0.00% | (5) FMB | 08/01/30 | $ 836,558 |
| 10 | (1) MWC | (2) NJIB | (3) N/A | 3.00% to 4.375%, Series NN | (4) Various | (5) FMB | 08/01/30 | $ 1,015,000 |
| 11 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series OO | 0.00% | (5) FMB | 08/01/31 | $ 1,505,085 |
| 12 | (1) MWC | (2) NJIB | (3) N/A | 2.00% to 5.00%, Series PP | (4) Various | (5) FMB | 08/01/31 | $ 555,000 |
| 13 | (1) MWC | (6) NJEDA | 645780FH5 | 5.00%, Series QQ | 5.00% | (5) FMB | 10/01/23 | $ 9,915,000 |
| 14 | (1) MWC | (6) NJEDA | 645780FG7 | 4.25%, Series SS | 4.25% | (5) FMB | 10/01/47 | $ 23,000,000 |
| 15 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series TT | 0.00% | (5) FMB | 08/01/32 | $ 1,655,593 |
| 16 | (1) MWC | (2) NJIB | (3) N/A | 3.00% to 3.25%, Series UU | (4) Various | (5) FMB | 08/01/32 | $ 655,000 |
| 17 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series VV | 0.00% | (5) FMB | 08/01/33 | $ 1,717,783 |
| 18 | (1) MWC | (2) NJIB | (3) N/A | 3.00% to 5.00%, Series WW | (4) Various | (5) FMB | 08/01/33 | $ 675,000 |
| 19 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series XX | 0.00% | (5) FMB | 08/01/47 | $ 9,867,591 |
| 20 | (1) MWC | (2) NJIB | (3) N/A | 3.00% to 5.00%, Series YY | (4) Various | (5) FMB | 08/01/47 | $ 3,630,000 |
| 21 | (1) MWC | (7) NJDEP | (3) N/A | 0.00%, Series 2018A | 0.00% | (5) FMB | 08/01/47 | $ 6,007,770 |
| 22 | (1) MWC | (2) NJIB | (3) N/A | 3.00%-5.00%, Series 2018B | (4) Various | (5) FMB | 08/01/47 | $ 2,230,000 |
| 23 | (1) MWC | (6) NJEDA | 645780FK8 | 4.00% Series 2019A | 4.00% | (5) FMB | 08/01/59 | $ 32,500,000 |
| 24 | (1) MWC | (6) NJEDA | 645780FJ1 | 5.00% Series 2019B | 5.00% | (5) FMB | 08/01/59 | $ 21,200,000 |
| 25 | (1) MWC | (9) NYL | (3) N/A | 2.90%, Series 2020A | 2.90% | (5) FMB | 11/18/50 | $ 40,000,000 |
| 26 | (1) MWC | (2) NJIB | (3) N/A | Construction Note CFP-19-1 | 0.00% | None | (8) 12/31/21 | $ 43,474,714 |
| 27 | (1) MWC | (2) NJIB | (3) N/A | Construction Note CFP-1 | 0.00% | None | (8) 12/31/21 | $ 8,656,747 |
| 28 | (1) MWC | PNC Bank, N.A. | (3) N/A | Line of Credit | 0.99813% | None | 11/01/21 | $ 6,000,000 |
| 29 | (1) MWC | PNC Bank, N.A. | (3) N/A | Line of Credit | 0.99525% | None | 11/02/21 | $ 4,000,000 |
| 30 | (1) MWC | PNC Bank, N.A. | (3) N/A | Line of Credit | 0.99263% | None | 11/08/21 | $ 5,000,000 |
| 31 | (1) MWC | PNC Bank, N.A. | (3) N/A | Line of Credit | 0.98600% | None | 11/12/21 | $ 21,000,000 |
| 32 | (1) MWC | PNC Bank, N.A. | (3) N/A | Line of Credit | 0.98588% | None | 11/18/21 | $ 4,000,000 |
| 33 | (1) MWC | Bank of America | (3) N/A | Line of Credit | 1.33700% | None | 11/05/21 | $ 3,000,000 |
| | | | | | Total Indebtedness as of October 31, 2021 | | | $ 257,023,464 |

(1) - MWC is defined as Middlesex Water Company.

(2) - NJIB is defined as New Jersey Infrastructure Bank (f/k/a the New Jersey Environmental Infrastructure Trust (a/k/a the NJEIT)).

(3) - N/A is defined as Not Applicable.

(4) - There are Various interest rates since there are multiple scheduled maturity dates of portions of the loan before the final maturity date.

(5) - FMB is defined as First Mortgage Bonds issued by Middlesex Water Company.

(6) - NJEDA is defined as the New Jersey Economic Development Authority.

(7) - NJDEP is defined as the New Jersey Department of Environmental Protection (State of New Jersey)

(8) - Settlement of the Construction Loan Note will be accomplished by MWC issuing FMBs to the NJIB for 25% of the Construction Loan Note balance and to the NJDEP for 75% of the Construction Loan Note balance. Final maturity the FMBs is expected to be a maximum of thirty years from the date of the Construction Loan Note settlement.

(9) - NYL is defined as New York Life Insurance Company.

1 of 1

Purchaser Schedule

(to Bond Purchase Agreement)

Information Relating to Purchasers

Redacted and provided to the Company under separate cover

Name and Address of Purchaser	Series of Series 2021 Bonds	Principal Amount of Series 2021 Bonds to be Purchased
New York Life Insurance Company	Series 2021A	$14,820,000
51 Madison Avenue, 2nd Floor New York, New York 10010	Series 2021B	$45,500,000

Redacted and provided to the Company under separate cover

PS-2

Name and Address of Purchaser	Series of Series 2021 Bonds	Principal Amount of Series 2021 Bonds to be Purchased
New York Life Insurance and Annuity Corporation
51 Madison Avenue, 2nd Floor New York, New York 10010	Series 2021A	$4,680,000

Redacted and provided to the Company under separate cover

PS-3